Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES JANUARY 2012 US TRADING VOLUMES

NEW YORK, February 8, 2012 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency research broker and financial technology firm, today announced that January 2012 US trading volume was 4.2 billion shares and average daily volume (ADV) was 208 million shares.  This compares to 3.5 billion shares and ADV of 167 million shares in December 2011 and 4.2 billion shares and ADV of 212 million shares in January 2011.  There were 20 trading days in both January 2012 and January 2011 and 21 trading days in December 2011.

ITG US Trading Activity

January 2012

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

Jan-12	20	4,156,124,630	207,806,232

Year-to-Date:	20	4,156,124,630	207,806,232

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent research and execution broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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